EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces Earnings For Second Quarter Of 2014

Sparta, Michigan – July 30, 2014 – ChoiceOne Financial Services, Inc. (OTCBB:COFS), the parent company for ChoiceOne Bank, reported net income of $1,337,000 for the second quarter of 2014 compared to $1,312,000 in the same period in 2013. Earnings per share were $0.40 in both the second quarter of 2014 and the same quarter in the prior year. Net income for the first six months of 2014 was $2,585,000 or $0.78 per share, compared to $2,547,000 or $0.77 per share in the first half of 2013.

“I am pleased to report our earnings for the second quarter and first six months of 2014,” said James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. “Our net income increased $25,000 or 2 percent in the second quarter and $38,000 or 1 percent in the first half of 2014 compared to the same periods in 2013. Gains on loan sales rebounded compared to the first quarter of 2014 but still remained lower than the levels experienced in the prior year. Our loans grew over $9 million in the second quarter of 2014 while total deposits decreased slightly. Growth in net income in the first half of 2014 was in part a result of continued control of operational expenses. Our reduction in loan and collection expense showed the benefit of lower levels of problem loans and foreclosed properties.”

The increases in net income in both the second quarter and first six months of 2014 compared to the same periods in 2013 were due to a lower provision for loan losses and lower noninterest expense. This was partially offset by lower noninterest income in both periods and lower net interest income in the first half of 2014 compared to the same period in the prior year.

Net interest income increased $1,000 in the second quarter of 2014 and decreased $72,000 in the first six months of 2014 compared to the same periods in the prior year. Average earning assets were $19.7 million higher in the first six months of 2014 than in the first half of 2013. Growth in the average balance of total loans resulted from increases in average commercial loans of $15.6 million and consumer loans of $0.8 million, which were partially offset by a decrease in the average balance of residential mortgage loans of $5.6 million. The average balance of securities was $8.9 million higher in the first half of 2014 compared to the same period in the prior year as securities were purchased in 2013 and 2014 to provide growth in earning assets. ChoiceOne’s net interest spread declined from 4.02 percent in the first six months of 2013 to 3.83 percent in the first half of 2014. This decrease in the net interest spread was caused by a reduction in the average rate earned on interest-earning assets of 29 basis points, while the reduction in the average rate paid on interest-bearing liabilities was only 10 basis points.

The provision for loan losses was $0 in the second quarter and $100,000 in the first six months of 2014, compared to $0 and $300,000, respectively, in the same periods in 2013. The lower provision in both periods was due to lower net charge-offs experienced in 2014 than in the prior year and was based on an internal analysis of potential losses in the bank’s loan portfolio. Net recoveries of $61,000 in the second quarter of 2014 and charge-offs of $179,000 in the first six months of 2014, compared to net charge-offs of $17,000 and $288,000 in comparable periods in the prior year. ChoiceOne’s allowance for loan losses was 1.41 percent of total loans as of June 30, 2014, compared to 1.43 percent as of March 31, 2014 and 1.50 percent as of December 31, 2013. Total nonperforming loans were $7.1 million as of June 30, 2014, compared to $8.1 million as of March 31, 2014 and $7.7 million as of December 31, 2013. The decrease in nonperforming loans during the second quarter of 2014 was due to a reduction of $1,193,000 in nonaccrual loans, which was partially offset by a $419,000 increase in performing troubled debt restructurings. Nonperforming loans included $3.8 million of loans classified as troubled debt restructurings as of June 30, 2014, of which $3.3 million was current as to payments and performing according to their new terms.

Noninterest income was $50,000 lower in the second quarter of 2014 and $214,000 lower in the first six months of 2014 than in the same periods in 2013. Customer service charges increased $29,000 in the second quarter and $50,000 in the first half of 2014 compared to the same periods in the prior year as a result of growth in debit card fee income. Insurance and investment commission income grew $12,000 in the first quarter and $94,000 in the first six months of 2014 compared to the same periods in 2013 as a result of increased sales of investment products and growth in investment advisory fees. Gains on sales of loans declined $177,000 in the second quarter and $524,000 in the first half of 2014 compared to the same periods in 2013. Longer term mortgage rates rose in the second and third quarters of 2013, which caused a reduction in mortgage refinancing that began in the third quarter of 2013 and has continued into 2014. Net losses on sales of other assets were $121,000 less in the second quarter of 2014 and $189,000 less in the first six months of 2014 compared to the same periods in 2013 because of a reduction in write-downs of foreclosed properties.

Noninterest expense decreased $68,000 in the second quarter and $127,000 in the first half of 2014 compared to the same periods in 2013. Salaries and benefits expense decreased $25,000 in the second quarter and increased $43,000 in the first six months of 2014 compared to the same periods in the prior year. Higher costs related to salaries and health insurance were partially offset by lower bonus and commission expenses. Occupancy and equipment expense grew $4,000 in the second quarter of 2014 and $51,000 in the first half of 2014 compared to the same periods in 2013 as a result of costs related to the extended winter weather conditions in 2014 and to higher equipment depreciation expense. The increase of $41,000 in professional fees in the first six months of 2014 compared to the same period in the prior year was due to higher legal fees. Loan and collection expense was $26,000 lower in the first quarter and $111,000 lower in the first half of 2014 compared to the same period in the prior year as a result of lower costs related to collection of nonperforming loans and maintenance of foreclosed properties. Other noninterest expense decreased $39,000 in the second quarter of 2014 and $124,000 in the first six months of 2014 compared to the same periods in 2013 because of lower recruiting expenses and lower costs related to sales of residential mortgage loans in the secondary market.

Total assets increased $11.6 million in the second quarter of 2014 and $17.3 million in the first six months of 2014. Cash and cash equivalents increased $6.3 million in the second quarter of 2014 due to the timing of loan and deposit growth. Securities declined $3.9 million in the second quarter of 2014 as some funds received from maturities and sales were redeployed into loans. Net loans grew $9.2 million in the second quarter of 2014 and $13.8 million since the end of 2013. Growth in commercial loans and consumer loans was partially offset by a decrease in residential mortgage loans. Total deposits decreased $0.7 million in the second quarter of 2014 and increased $9.6 million in the first half of 2014. Checking and savings deposits grew $14.5 million and certificates of deposit declined $4.9 since the end of 2013. Borrowings increased $10.0 million in the second quarter of 2014 and $4.3 million in the first six months of 2014 because of changes in the balance of repurchase agreements and advances from the Federal Home Loan Bank.

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates 12 full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTCBB under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)

(In Thousands)	6/30/2014	3/31/2014	12/31/2013	6/30/2013
Cash and Cash Equivalents	$20,741	$14,429	$20,479	$10,341
Securities	143,104	147,002	139,832	134,933
Loans Held For Sale	1,323	728	931	1,529
Loans, Net of Allowance For Loan Losses	325,038	315,882	311,231	309,971
Premises and Equipment	11,917	11,947	11,995	12,294
Cash Surrender Value of Life Insurance Policies	10,412	10,340	10,269	10,120
Goodwill and Other Intangible Assets	14,696	14,892	15,003	15,227
Other Assets	4,691	5,129	4,835	5,339

Total Assets	$531,922	$520,349	$514,575	$499,754

Noninterest-bearing Deposits	$119,754	$107,996	$102,243	$97,066
Interest-bearing Demand Deposits	130,764	142,557	139,670	126,576
Savings Deposits	69,629	69,210	63,681	66,547
Local Certificates of Deposit	107,622	108,673	112,533	114,249
Borrowings	36,739	26,691	32,425	31,577
Other Liabilities	3,417	2,719	2,465	3,153

Total Liabilities	467,925	457,846	453,017	439,168

Shareholders’ Equity	63,997	62,503	61,558	60,586

Total Liabilities and Shareholders’ Equity	$531,922	$520,349	$514,575	$499,754

Condensed Statements of Income
(Unaudited)

	Quarter Ended		Six Months Ended
(In Thousands, Except Per Share Data)	6/30/2014	6/30/2013	6/30/2014	6/30/2013
Interest Income
Loans, including fees	$3,940	$4,004	$7,764	$8,008
Securities	797	801	1,626	1,610
Other	1	2	4	5
Total Interest Income	4,738	4,807	9,394	9,623

Interest Expense
Deposits	262	338	541	714
Borrowings	27	21	50	34
Total Interest Expense	289	359	591	748

Net Interest Income	4,449	4,448	8,803	8,875
Provision for Loan Losses	—	—	100	300
Net Interest Income After Provision
for Loan Losses	4,449	4,448	8,703	8,575

Noninterest Income
Customer service charges	963	934	1,822	1,772
Insurance and investment commissions	206	194	437	343
Gains on sales of loans	304	481	450	974
Gains on sales of securities	27	53	92	76
Losses on sales of other assets	(110)	(231)	(111)	(300)
Other income	192	201	378	417
Total Noninterest Income	1,582	1,632	3,068	3,282

Noninterest Expense
Salaries and benefits	2,076	2,101	4,160	4,117
Occupancy and equipment	596	592	1,213	1,162
Data processing	461	452	887	906
Professional fees	236	234	433	392
Loan and collection expense	40	66	66	177
FDIC insurance	91	84	171	179
Other expense	713	752	1,340	1,464
Total Noninterest Expense	4,213	4,281	8,270	8,397

Income Before Income Tax	1,818	1,799	3,501	3,460
Income Taxes	481	487	916	913

Net Income	$1,337	$1,312	$2,585	$2,547

Basic Earnings Per Share	$0.40	$0.40	$0.78	$0.77
Diluted Earnings Per Share	$0.40	$0.40	$0.78	$0.77

Performance Ratios
Return on Average Assets (Annualized)			1.00%	1.02%
Return on Average Equity (Annualized)			8.22%	8.31%
Net Interest Margin (Tax Equivalent) (1)			3.83%	4.02%
Efficiency Ratio			70.2%	69.8%
Net Loan Charge-offs			$179	$288
Net Loan Charge-offs as Percentage of
Average Loans (Annualized)			0.11%	0.18%

(1)   The presentation of net interest margin on a tax-equivalent basis is not in accordance with generally accepted accounting principles (“GAAP”), but is customary in the banking industry. This non-GAAP measure ensures comparability of net interest margin arising from both taxable and tax-exempt loans and investment securities. The tax-equivalent adjustment uses an incremental tax rate of 34%.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. Statements regarding future gains on sales of loans and future mortgage volume are forward-looking. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their abilities to repay loans; changes in the local and national economies; changes in market conditions; the level and timing of asset growth; various other local and global uncertainties such as acts of terrorism and military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital levels and credit availability and concerns about the Michigan economy in particular. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.